Pay Continuation Plan for Employees Participating in the
BMT 2019 Years of Service Incentive Program - Executive Tier

(Effective March 20, 2019)

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14631670v1 (22616.012)

Contents

Article 1. Introduction	1
1.1 Establishment of the Plan	1
1.2 Status of the Plan	1
Article 2. Definitions	1
2.1 Affiliate	1
2.2 Annual Base Salary	1
2.3 Base Pay	1
2.4 BMT	2
2.5 Board	2
2.6 Code	2
2.7 Disability	2
2.8 Effective Date	2
2.9 Eligible Employee	2
2.10 Employee	3
2.11 ERISA	3
2.12 Gross Cause	3
2.13 Pay Continuation Benefits	3
2.14 Plan	4
2.15 Plan Administrator	4
2.16 Plan Year	4
2.17 Qualifying Termination of Employment	4
2.18 Regular Pay Continuation Benefit	4
2.19 Release	4
2.20 Specified Employee	5
2.21 Successor Employer	5
2.22 Termination of Employment	5
2.23 U.S. Subsidiary	6
2.24 Years of Service	6
Article 3. Eligibility for Benefits	6
3.1 Eligibility for Benefit	6
3.2 Release	7
3.3 Discretion as to Eligibility	7

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14631670v1 (22616.012)

Article 4. Amount of Benefits	7
4.1 Regular Pay Continuation Benefit	7
4.2 Discretion as to Amount of Benefit	8
4.3 Offsets	8
Article 5. Benefits	8
5.1 Timing	8
5.2 Death of Otherwise Eligible Employee	9
5.3 Health Benefits	9
Article 6. Cost of the Plan	9
6.1 Plan Costs	9
Article 7. Reemployment	10
7.1 Reemployment of Eligible Employee	10
Article 8. Amendment or Termination	10
8.1 Amendment or Termination	10
Article 9. Plan Administration	10
9.1 Plan Administrator	10
9.2 Operation of the Plan Administrator	11
9.3 Agents	11
9.4 Compensation and Expenses	11
9.5 Plan Administrator’s Powers and Duties	11
9.6 Plan Administrator’s Decisions Conclusive/Exclusive Benefit	12
9.7 Indemnity	12
9.8 Insurance	14
9.9 Fiduciaries	14
9.10 Notices	14
9.11 Data	15
9.12 Claims Procedure	15
9.13 Effect of a Mistake	18
Article 10. Miscellaneous Provisions	18
10.1 No Enlargement of Employee Rights	18
10.2 No Examination or Accounting	18
10.3 Records Conclusive	18
10.4 409A	18
10.5 Service of Legal Process	19
10.6 Governing Law	19
10.7 Severability	19

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10.8 Missing Persons	19
10.9 Facility of Payment	19
10.10 General Restrictions Against Alienation	20
10.11 Gender and Number	20
10.12 Counterparts	21
10.13 Withholding	21

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Article 1. Introduction

1.1	Establishment of the Plan

The Plan is effective as of March 18, 2019, and is designed to provide certain Eligible Employees who voluntarily terminate their employment with BMT for qualifying reasons with Pay Continuation Benefits that will be paid based on the Employee’s complete years of service with BMT.

1.2	Status of the Plan

The Plan is intended to provide a severance or separation pay benefit and is intended to constitute an “employee welfare benefit plan” under ERISA section 3(1). The provisions of this Plan are effective for Eligible Employees who become eligible for Pay Continuation Benefits on or after March 18, 2019 but no later than June 30, 2020.

Article 2. Definitions

2.1 Affiliate

“Affiliate” means:

(a)	Any entity or organization that, together with BMT, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(b)	Any trade or business that, together with BMT, is under common control, within the meaning of Code section 414(c); and

(c)	Any entity or organization that is required to be aggregated with BMT, pursuant to Code section 414(m) or 414(o).

An entity shall be an Affiliate only during the period when the entity has the required relationship, under this Section 2.1, with BMT.

2.2 Annual Base Salary

“Annual Base Salary” means an Eligible Employee’s gross, base annual rate of pay or salary, excluding overtime, bonuses, commissions, premium pay, shift differentials, employer-paid employee benefits, expense reimbursements, and similar amounts. If the Employee is paid by the hour, Annual Base Salary is the Eligible Employee’s regular hourly rate multiplied by his or her regularly scheduled hours per year.

2.3 Base Pay

“Base Pay” means for an Eligible Employee’s gross, base weekly salary, excluding overtime, bonuses, commissions, premium pay, shift differentials, employer-paid employee benefits,

expense reimbursements, and similar amounts, as of March 18, 2019.

2.4 BMT

“BMT” means only Bryn Mawr Bank Corporation, The Bryn Mawr Trust Company, Lau Associates, LLC, and BMT Insurance Advisors, Inc., and excludes all Affiliates and any U.S. Subsidiary except as expressly listed in this Section 2.4.

2.5 Board

“Board” means the Board of Directors of Bryn Mawr Bank Corporation.

2.6 Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.7 Disability

“Disability” means a total physical or mental condition which, in the opinion of the Committee, causes an Eligible Employee to be totally and presumably permanently disabled, due to sickness or injury, so as to be completely and presumably permanently unable to perform the regular full-time active, essential and usual duties of his or her employment.

2.8 Effective Date

“Effective Date” means March 18, 2019. Unless the Plan is modified to extend its duration, the Plan shall expire at 11:59pm on December 31, 2021.

2.9 Eligible Employee

“Eligible Employee” means a current Employee of BMT who is employed in the position of Executive Vice President and who on or after the Effective Date works at a BMT location in Pennsylvania or Delaware, except for BMT locations in Hershey, Pennsylvania, and is on BMT’s active payroll on April 1, 2019, and as of December 31, 2018 had at least 15 years of service with BMT and was age 58 or older. An Employee who works at any BMT New Jersey or Hershey, Pennsylvania location is not an Eligible Employee. Any employee who is currently receiving long-term disability benefits or is on an indefinite personal leave of absence is not an Eligible Employee. Any Employee classified by BMT, in its sole discretion, as being in one or more of the following categories, is not an Eligible Employee:

(a)
Any Employee with a currently effective employment agreement or contract (including a letter agreement) providing for severance, notice, change of control, or termination benefits, unless the employee executes a waiver of rights under the agreement or contract in a form approved by BMT;

(b)	Any Employee absent from work on an indefinite unpaid leave of absence for any reason and expected to exceed 90 days, unless eligibility is required by applicable federal or state law or BMT notifies the individual in writing, after the leave of absence is approved, that he or she is eligible for benefits under this Plan; or

(c)	Any Employee who abandons his or her position, or resigns before the Termination of Employment.

2.10 Employee

“Employee” means an individual classified by BMT as a regular employee on the active U.S. payroll, who is employed by BMT on a full-time basis.

2.11 ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12 Gross Cause

“Gross Cause” means (i) the Employee’s engagement in gross negligence or misconduct that is materially injurious to BMT, monetarily or otherwise, or any of its parents, subsidiaries or affiliates (collectively, the “Company Group”), its/their reputation, products, services or customers; or (ii) the Employee’s commission of a crime involving moral turpitude or dishonesty, or plea of nolo contendere or guilty with respect to or conviction of a crime involving moral turpitude or dishonesty, or any felony relating to the Employee’s BMT employment; or (iii) any misappropriation of BMT or customer funds by the Employee; or (iv) the Employee’s use, possession or distribution of, or being under the influence of, drugs or alcohol during working time or work-related activities or in a manner that is injurious to the reputation of BMT or any of their subsidiaries; or (v) the Employee’s making a general assignment for the benefit of the Employee’s creditors of any proceeding seeking to adjudicate the Employee bankrupt or insolvent under any laws relating to bankruptcy or insolvency or an involuntary petition shall be filed against the Employee seeking relief under any law relating to bankruptcy or insolvency which remains undismissed for a period of 60 days or more; or (vi) the Employee’s willful violation of the provisions of the Release and failure to cure such violation within 30 days after receipt of written notice of such violation; or (vii) the Company Group’s receipt of a notice from any of the governmental agencies that supervise any of them requesting that the Employee be suspended or removed from any position that the Employee then holds with the Company Group; or (viii) a violation of the BMT Code of Ethics, the BMT Code of Personal Conduct, the BMT Employee Handbook, or the BMT Insider Trading Policy to the extent the violation is determined to be material in the sole discretion of BMT.

2.13 Pay Continuation Benefits

“Pay Continuation Benefits” means the Regular Pay Continuation Benefit described in Section 4.1, as applicable.

2.14 Plan

“Plan” means the Pay Continuation Plan for Employees Participating in the BMT 2019 Years of Service Incentive Program - Executive Tier as stated herein and as subsequently amended from time to time.

2.15 Plan Administrator

Except as otherwise provided in the Plan, the BMT 2019 Years of Service Incentive Program – Executive Tier Administrative Committee shall be the Plan Administrator, within the meaning of ERISA section 3(16)(A). The members of the BMT 2019 Years of Service Incentive Program – Executive Tier Administrative Committee shall be appointed by the Board from time to time, shall serve without compensation, and shall normally number three members.

2.16 Plan Year

“Plan Year” means the consecutive 12-month period beginning January 1 and ending December 31.

2.17 Qualifying Termination of Employment

“Qualifying Termination of Employment” means an Eligible Employee’s voluntary Termination of Employment on the last day of work with BMT as designated by BMT, as this date may be accelerated, extended or postponed, that, in BMT’s sole discretion, qualifies the Eligible Employee for Pay Continuation Benefits so long as the Eligible Employee meets all applicable requirements and conditions to receive Pay Continuation Benefits under the Plan, including Section 3.1.

2.18 Regular Pay Continuation Benefit

“Regular Pay Continuation Benefit” means the benefit payable under Section 4.1 of the Plan.

2.19 Release

“Release” means the executed and delivered irrevocable Separation Agreement and General Release of Claims, in the form prescribed by BMT and as revised from time to time in BMT’s sole discretion, from the Employee to BMT, which among other things releases BMT from any and all claims relating to the Employee’s employment with BMT, including, but not limited to, unvested retirement and welfare benefits under BMT-sponsored benefit plans, policies and programs.

2.20 Specified Employee

“Specified Employee” means an Eligible Employee qualifying as a “key employee” for purposes of Code section 416(i) (determined without regard to Code section 416(i)(5)) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (the “Identification Date”):

(a)
The Eligible Employee is among the top-paid 50 officers of BMT with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $180,000 (for the December 31, 2019 Identification Date) (subject to cost-of-living adjustments in accordance with Code section 416(i)(1));

(b)	The Eligible Employee is a five-percent owner; or

(c)	The Eligible Employee is a one-percent owner and has annual compensation (within the meaning of Code section 415(c)(3)) in excess of $150,000.

If an individual is a key employee as of an Identification Date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining an Employee’s ownership interests.

Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of BMT or a corporation affiliated with it pursuant to Code section 414(b) or (c) is publicly traded on an established securities market or otherwise.

Notwithstanding the above, BMT may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5).

2.21 Successor Employer

“Successor Employer” means any unrelated entity that acquires or assumes, including by merger, BMT’s facilities, operations or functions formerly carried out by BMT (such as the buyer of a facility or an entity to which a BMT operation or function has been outsourced), or any Affiliate or Subsidiary making an offer of employment at the request of BMT.

2.22 Termination of Employment

“Termination of Employment” means the last day of work and the termination of the employment relationship between the Employee and BMT as designated by BMT in its sole discretion, after which date both the employee and BMT reasonably anticipate that no future services will be performed.

For purposes of this Plan, the term Termination of Employment shall have the same meaning as the term “separation from service” as defined in Treasury Regulation section 1.409A-1(h) and the rules of such Treasury Regulation (and other applicable guidance) will be applied to determine whether an Eligible Employee has a Termination of Employment.

2.23 U.S. Subsidiary

“U.S. Subsidiary” means any domestic entity in an unbroken chain of entities beginning with Bryn Mawr Bank Corporation if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least eighty percent (80%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.24 Years of Service

“Years of Service” means the number of complete years (each year being 365 days) of active paid employment with BMT, counted from an Eligible Employee’s date of hire to the date BMT designates for the Eligible Employee’s Termination of Employment. Employment with a predecessor entity, Affiliate or U.S. Subsidiary will be included. No credit shall be given for periods of less than a full year.

Article 3. Eligibility for Benefits

3.1 Eligibility for Benefits

(a)	Subject to the conditions provided in this Article 3, Pay Continuation Benefits will be payable to each Eligible Employee who:

(1)	during the prescribed period applies to participate in, and is approved by BMT to participate in BMT’s 2019 Years of Service Incentive Program - Executive Tier, and

(2)	does not engage in conduct that constitutes Gross Cause, and

(3)	continues to work for BMT until the last day of work as designated by BMT, as this date may be accelerated, extended or postponed.

(b)
An otherwise Eligible Employee shall forfeit his or her eligibility for Pay Continuation Benefits unless BMT is satisfied that such Employee has satisfactorily completed all reasonable transition requests made by BMT, including but not limited to informing BMT of the location of business files and returning BMT property to BMT.

(c)	An otherwise Eligible Employee will not be eligible for Pay Continuation Benefits if the otherwise Eligible Employee:

(1)	Resigns, quits, retires, abandons his or her employment, or otherwise voluntarily terminates employment with BMT;

(2)
Terminates employment with BMT after being informed by BMT that he or she has been approved for participation in the BMT 2019 Years of Service Incentive Program - Executive Tier but prior to the date designated by BMT for the Eligible Employee’s Termination of Employment.

(3)	Dies except as provided by Paragraph 5.2 below;

(4)	Incurs a Disability;

(5)	Is discharged by BMT for unsatisfactory job performance, Gross Cause, or a material violation of a BMT policy; or

(6)	Notified BMT of his or her retirement and has an effective retirement date that is prior to April 1, 2019.

3.2 Release

No Pay Continuation Benefits will be provided under this Plan to an Eligible Employee unless such Eligible Employee executes and delivers to BMT a Release in accordance with Paragraph 2.19 above, and does not revoke the Release within the time period prescribed in the Release. The Release must be satisfactory to BMT in form and substance and must be delivered to BMT, without modifications or deletions, no later than the date prescribed by BMT.

3.3 Discretion as to Eligibility

Notwithstanding the provisions of Article 3 above, BMT retains the unilateral and absolute right and discretion to determine whether one or more Employees will be eligible for Pay Continuation Benefits under this Plan and whether such Employees are otherwise determined to be Eligible Employees for purposes of this Plan.

Article 4. Amount of Benefits

4.1 Regular Pay Continuation Benefit

Subject to the offsets described below in Section 4.3, an Eligible Employee, who becomes eligible for benefits under this Plan in accordance with Article 3, will be paid a Regular Pay Continuation Benefit based on the Eligible Employee’s Years of Service with BMT as of the date of the Eligible Employee’s Qualifying Termination of Employment. The Regular Pay Continuation Benefit is payable in installments consistent with BMT’s payroll processing schedule and will commence as soon as administratively practicable after the Employee’s Qualifying Termination of Employment, subject to the provisions of Article 5.1(a) below. The formula generally used to calculate the Regular Pay Continuation Benefit for Eligible Employees is as follows: five weeks of Base Pay for each complete Year of Service measured up to the date BMT designates for the Eligible Employee’s Termination of Employment, subject to a maximum Regular Pay Continuation Benefit of 100 weeks of Base Pay.

4.2 Discretion as to Amount of Benefit

Notwithstanding the provisions of Section 4.1, BMT retains the unilateral and absolute right to determine what, if any, Regular Pay Continuation Benefit, as applicable, will be paid. The provisions of this Section 4.2 shall not be applied if doing so would trigger an excise tax under Code section 409A(a)(1)(B).

4.3 Offsets

If an Eligible Employee becomes entitled to severance benefits under any other severance or salary or pay continuation plan, program or agreement maintained by BMT (including any Successor Employer or other successor in interest to BMT, but excluding any benefit payable under this Plan) as a result of a Termination of Employment and BMT determines that the Eligible Employee is eligible to receive benefits under this Plan, the Regular Pay Continuation Benefit payable under this Plan will be reduced by the severance benefits otherwise payable to the Eligible Employee under these other severance plans, programs, or agreements to the extent that making such a reduction will not trigger an excise tax under Code section 409A(a)(1)(B). Additionally, severance and other additional benefits available under this Plan are not intended to duplicate workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar payments or benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN act. Any such benefits to be paid under this Plan will be reduced dollar for dollar by any such similar benefits required to be paid outside of the Plan as described in the immediately preceding sentence to the extent that making such a reduction will not trigger an excise tax under Code section 409A(a)(1)(B). If as of the Termination of Employment the Eligible Employee has used more paid time off than was accrued under BMT policy, the Regular Pay Continuation Benefit shall be adjusted by offsetting the paid time off that the Eligible Employee used but had not yet accrued.

Article 5. Benefits

5.1 Timing

(a)
Subject to this Article 5, an Eligible Employee’s Regular Pay Continuation Benefit is payable in installments consistent with BMT’s payroll processing schedule, commencing as soon as administratively practicable after the Employee’s Qualifying Termination of Employment, but only after the latest of all of the following has occurred:

(1)	The Termination of Employment of the Eligible Employee; and

(2)
The Eligible Employee’s Release has been executed, without modifications or deletions, and has been returned to BMT, and has become irrevocable and enforceable within the maximum time period for execution and revocation of the Release (as provided in the Release).

(b)
All benefits payable pursuant to the terms of this Plan, including, for example, the Regular Pay Continuation Benefit, will be paid before the end of the second Plan Year following the Plan Year in which the Qualifying Termination of Employment occurs. The intent of this provision is to satisfy the requirements for an exemption for certain separation pay plans as specified under Treasury Regulation section 1.409A-1(b)(9) such that any benefit payable under this Plan, to the extent applicable, will not be treated as deferred compensation under Code section 409A.

(c)
If an Eligible Employee is a Specified Employee, payment of the Eligible Employee’s Pay Continuation Benefits, to the extent not otherwise exempt from Code section 409A, will not commence prior to the first day of the month following the six-month anniversary of the Eligible Employee’s Termination of Employment. If a portion of the Eligible Employee’s Pay Continuation Benefits are subject to this Code section 409A restriction, that portion of the Pay Continuation Benefits will be paid in a lump sum as soon as administratively practicable after the expiration of the six-month period described herein.

5.2 Death of Otherwise Eligible Employee
Payment of the Regular Pay Continuation Benefit will be made to a deceased Eligible Employee who is otherwise eligible to receive a Regular Pay Continuation Benefit but did not execute and return a Release provided that the deceased Eligible Employee’s Estate representative has the power to execute and executes the Release without modifications or deletions, in which case the Regular Pay Continuation Benefit shall be paid to the Eligible Employee’s Estate in accordance with Section 5.1(a) above.
5.3 Health Benefits

To the extent BMT is required to offer health care continuation coverage in a manner consistent with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or other applicable state law, the Eligible Employee will have the opportunity after Termination of Employment and after receipt of Regular Pay Continuation Benefits to continue his or her participation in BMT-sponsored health insurance programs in which the Eligible Employee was enrolled, at the Employee’s cost.

Article 6. Cost of the Plan

6.1 Plan Costs

All costs of the Plan, including all administrative costs, will be borne by BMT.

Nothing in the establishment of this Plan is to be construed as requiring BMT to create or maintain any separate fund, account or reserve to provide for the payment of BMT’s obligations under the Plan. All benefits under the Plan shall be paid from the general assets of BMT, or from a grantor trust established for the purpose of making such payments.

Article 7. Reemployment

7.1 Reemployment of Eligible Employee
If an Eligible Employee is reemployed by BMT or a Successor Employer (or provides services to BMT or a Successor Employer as an independent contractor) while Pay Continuation Benefits are still payable under the Plan, then all remaining Pay Continuation Benefits will cease, except as otherwise specified by BMT, in its sole discretion. A rehired Eligible Employee who received some or all of the Pay Continuation Benefits shall be entitled to retain such benefits already paid. In the event the rehired Eligible Employee experiences a Termination of Employment in the future, then his or her eligibility for a benefit under this Plan shall be determined without regard to the complete Years of Service used in calculating any benefit he or she received under this Plan.

Article 8. Amendment or Termination

8.1 Amendment or Termination

(a)
BMT, acting through its Board or an appropriate officer, has the right, in its non-fiduciary settlor capacity, to amend or to terminate the Plan at any time, prospectively or retroactively, for any reason, without notice, including the right to discontinue or eliminate benefits.

(b)	BMT shall amend the Plan by action of any of its officers. An officer of BMT shall execute the amendment, evidencing the adoption of such amendment.

Article 9. Plan Administration

9.1 Plan Administrator

(a)
The BMT 2019 Years of Service Incentive Program – Executive Tier Administrative Committee shall be the administrator of the Plan (“Plan Administrator”), within the meaning of ERISA section 3(16)(A). A quorum of two members of the Committee is required for a determination with respect to administration of the Plan. Assuming a quorum, the members of the BMT 2019 Years of Service Incentive Program – Executive Tier Administrative Committee shall act by majority vote.

9.2 Operation of the Plan Administrator

(a)
All resolutions, proceedings, acts, and determinations of the Plan Administrator, with respect to the administration of the Plan, shall be recorded and one member of the BMT 2019 Years of Service Incentive Program – Executive Tier Administrative Committee shall be designated as recording secretary; all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved by the Plan Administrator.

(b)
Subject to the limitations contained in this Plan, the Plan Administrator shall be empowered from time to time, in its discretion, to establish rules for the exercise of the duties imposed upon the Plan Administrator under the Plan.

9.3 Agents

(a)
The Board, BMT, or the Plan Administrator may delegate such of its powers and duties as it deems desirable to any person, in which case every reference herein made to the Board, BMT, or the Plan Administrator (as applicable) shall be deemed to mean or include the delegated persons as to matters within their jurisdiction.

(b)
The Board, BMT, or the Plan Administrator may also appoint one or more persons or agents to aid it in carrying out its duties and delegate such of its powers and duties as it deems desirable to such persons or agents.

(c)
The Board, BMT, or the Plan Administrator may employ such counsel, auditors, and other specialists and such clerical and other services as it may require in carrying out the provisions of the Plan, with the expenses therefore paid, as provided in Section 9.4.

9.4 Compensation and Expenses

(a)	All expenses of administering the Plan shall be paid by BMT.

9.5 Plan Administrator’s Powers and Duties

The Plan Administrator shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)
To engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators, physicians or other persons and to rely upon the reports, advice, opinions or valuations of any such person except as required by law;

(b)	To adopt administrative rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rule;

(c)	To construe the Plan and the administrative rules of the Plan;

(d)	To determine questions of eligibility of Plan participants and beneficiaries;

(e)	To determine entitlement to a benefit and to distributions or other rights of Employees and Eligible Employees;

(f)	To make findings of fact as necessary to make any determinations and decisions in the exercise of such discretionary duty, power and responsibility;

(g)	To appoint claims and review officials to conduct claims procedures;

(h)	To comply with the reporting and disclosure requirements of ERISA and other applicable law with respect to the Plan;

(i)	To establish and maintain all Plan documents, provided legal approval has been obtained from BMT’s legal counsel; and

(j)	To delegate any duty, power or requirements to any person or persons.

9.6 Plan Administrator’s Decisions Conclusive; Exclusive Benefit

The Plan Administrator shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including the right to resolve and remedy ambiguities, inconsistencies, or omissions in the Plan, provided, however, that the construction necessary for the Plan to conform to the Code and ERISA shall in all cases control. Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Eligible Employee is entitled to them. Any and all disputes with respect to the Plan that may arise involving Eligible Employees shall be referred to the Plan Administrator, and its decisions shall be final, conclusive, and binding, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion. All findings of fact, interpretations, determinations, and decisions of the Plan Administrator in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including, without limitation, Employees, and any and all other persons having, or claiming to have, any interest in or under the Plan and shall be given the maximum possible deference allowed by law. The Plan Administrator shall administer the Plan for the exclusive benefit of Eligible Employees.

9.7 Indemnity

(a)
BMT (including any Successor Employer, as applicable, including a Successor by merger) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of Section 9.7(b):

(1)	The Plan Administrator; and

(2)
Each Employee, former Employee, current and former members of the Plan Administrator, or current or former members of the Board who has, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)
BMT shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his or her good-faith actions or failures to act with respect to his or her responsibilities relating to the Plan. BMT’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if BMT agrees to the settlement.

(1)
An Indemnified Person shall be indemnified under this Section 9.7 only if he or she notifies an Appropriate Person (defined below) at BMT of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)
A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of BMT in response to the Indemnified Person’s notice.

(B)
The notice must be provided in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Section 9.7 to the extent that BMT is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)
An Indemnified Person shall be indemnified under this Section 9.7 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit BMT to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that BMT believes would be prejudicial to BMT’s interests.

(3)
No Indemnified Person, including an Indemnified Person who is a Former Eligible Employee, shall be indemnified under this Section 9.7 unless he or she makes himself or herself reasonably available to assist BMT with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that BMT shall reasonably request.

(4)
No Indemnified Person shall be indemnified under this Section 9.7 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)
Payments of any indemnity under this Section 9.7 shall be made only from assets of BMT. The provisions of this Section 9.7 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by BMT, or as may be provided by BMT under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Section 9.7 that is otherwise indemnified by BMT, by an insurance contract purchased by BMT, or by this Plan.

9.8 Insurance

BMT may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any fiduciary. To the extent permitted by law, BMT may purchase insurance covering any fiduciary for any personal liability of such fiduciary with respect to any fiduciary responsibilities under this Plan. Any fiduciary may purchase insurance for his or her own account covering any personal liability under this Plan.

9.9 Fiduciaries

(a)
The fiduciaries named in this Plan shall have only those specific powers, duties, responsibilities, and obligations as are specifically given to them under this Plan. BMT shall have the sole responsibility for making the payments specified under the Plan.

(b)	The Plan Administrator shall be the named fiduciary under the Plan.

(c)
A fiduciary may rely upon any direction, information, or action of another fiduciary as being proper under this Plan and is not required under this Plan to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of his, her, or its own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary.

(d)
Any person or group of persons may serve in more than one fiduciary capacity, with respect to the Plan. Nothing in this Section 9.9 shall be interpreted as preventing a fiduciary from properly delegating or allocating its responsibilities to other appropriate persons, in accordance with this Plan.

9.10 Notices

Each Eligible Employee shall be responsible for furnishing to BMT his or her current address. The Eligible Employee shall also be responsible for notifying BMT of any change in the above information. If an Eligible Employee does not provide the above information to BMT, the Plan Administrator may rely on the address of record of the Eligible Employee on file with BMT’s Human Resources Department.

All notices or other communications from the Plan Administrator to an Eligible Employee, shall be deemed given and binding upon that person for all purposes of the Plan when delivered to, or when mailed first-class mail, postage prepaid, and addressed to that person at his or her address last appearing on the Plan Administrator’s records, and the Plan Administrator, and BMT shall not be obliged to search for or ascertain his or her whereabouts.

All notices or other communications from an Employee required or permitted under this Plan shall be provided to the person specified by the Plan Administrator, using such procedures as are prescribed by the Plan Administrator. The Plan Administrator may require that the oral notice or communication be provided by telephoning a specific telephone number and, after calling that telephone number, by following a specified procedure. Any oral notice or oral communication from an Employee that is made in accordance with procedures prescribed by the Plan Administrator shall be deemed to have been duly given when all information requested by the person specified by the Plan Administrator is provided to such person, in accordance with the specified procedures.

9.11 Data
All persons entitled to benefits from the Plan must furnish to the Plan Administrator such documents, evidence, or information, as the Plan Administrator considers necessary or desirable for the purpose of administering the Plan, and it shall be a condition of the Plan that each such person must furnish such information and sign such documents as the Plan Administrator may require (such as the Release) before any benefits become payable from the Plan.

9.12 Claims Procedure

All decisions made under the procedure set out in this Section 9.12 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing and exhausting the procedures set out in this Section 9.12, including the appeal permitted pursuant to Section 9.12(c).

(a)
The right of an Employee or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) shall be determined by the Plan Administrator, provided, however, that the Plan Administrator may delegate its responsibility to any person.

(1)
The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Plan Administrator. The Plan Administrator shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)
Any claim for benefits under the Plan, pursuant to this Section 9.12, shall be filed with the Plan Administrator no later than 365 days after the date of the Employee’s Termination of Employment. The Plan Administrator in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Section 9.12:

(A)
A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Section 9.12;

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan;

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Plan Administrator or an oral claim); or

(D)	An application or request for benefits under the Plan.

(b)
If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)     Shall be written in a manner calculated to be understood by the Claimant; and
(2) Shall contain:

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)
An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)
Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in Section 9.12(b)), the Claimant (or an authorized representative of a Claimant) may file a written request with the Plan Administrator that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney–client or work–product privilege) and may submit issues and comments in writing. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor regulations codified at 29 C.F.R. Section 2560. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
The Plan Administrator shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)
Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor regulations codified at 29 C.F.R. Section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)
No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Section 9.12, including the appeal permitted pursuant to Section 9.12(c). In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Plan Administrator to a Claimant’s request for review pursuant to Section 9.12(d).

9.13 Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation, or service of any Employee or the amount of payments made or to be made to an Eligible Employee, the Plan Administrator shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of the amounts of payments as will, in its sole judgment, result in the Eligible Employee’s receiving the proper amount of payments under the Plan. No withholding or acceleration will be done unless BMT determines that the Pay Continuation Benefits subject to acceleration or other adjustment are treated as being paid from a separation pay arrangement that is exempt from Code section 409A and such acceleration or other adjustment will not trigger an excise tax under Code section 409A(a)(1)(B).

Article 10. Miscellaneous Provisions

10.1 No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of BMT and shall not be deemed to constitute a contract between BMT with any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of BMT or any Affiliate or to interfere with the right of any of them to discharge or retire any person at any time. No one shall have any right to benefits, except to the extent provided in this Plan.

10.2 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of BMT, or an Affiliate or a U.S. Subsidiary.

10.3 Records Conclusive

The records of BMT shall be conclusive in respect to all matters involved in the administration of the Plan.

10.4 Code Section 409A

Notwithstanding any provision of this Plan to the contrary, the Plan Administrator shall administer this Plan in a manner designed to comply with Code section 409A and the Plan Administrator shall disregard any Plan provision if the Plan Administrator determines that application of such Plan provision would subject the Eligible Employee to additional tax liability under Code section 409A(a)(1)(B).

10.5 Service of Legal Process

The General Counsel of BMT is hereby designated as agent(s) of the Plan for the purpose of receiving legal process.

10.6 Governing Law

(a) The Plan shall be construed, administered, and governed in all respects under the applicable laws of the Commonwealth of Pennsylvania, except to the extent pre-empted by federal law.

(b)
Upon any change in the law or other determination that any term, condition or other provision of the Plan has been altered in any way, the Plan Administrator shall administer this Plan in accordance with such change, notwithstanding the terms of the Plan pending an amendment to this Plan.

10.7 Severability

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable, and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

10.8 Missing Persons

The Plan Administrator shall establish rules if the Plan Administrator is unable to make payment of a benefit due under the terms of the Plan to an Eligible Employee because the whereabouts of the Eligible Employee cannot be ascertained.

10.9 Facility of Payment

Every person receiving or claiming benefits under this Plan is presumed to be mentally competent and of age until the date on which the Plan Administrator receives a written notice, in a form and manner acceptable to it, that such person is mentally incompetent or a minor, and that a guardian or other person legally vested with the care of such person or his or her estate has been appointed.

However, if the Plan Administrator should find that any person to whom a benefit is payable under this Plan is unable to care for his or her affairs because of any incompetency or is a minor, any payment due (unless a prior claim was made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any other person or institution that the Plan Administrator determines to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefore under the Plan.

If a guardian of the estate or other person legally vested with the care of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian or other person provided that proper proof of appointment and continuing qualification is furnished in a form and manner suitable to the Plan Administrator. To the extent permitted by law, such guardian or other person may act for the Eligible Employee and make any election required of or permitted by the Eligible Employee under this Plan, and such action or election shall be deemed to have been done by the Eligible Employee, and benefit payments may be made to such guardian or other person and any such payment shall be a complete discharge of any such liability under the Plan.

If an Eligible Employee dies while benefits remain unpaid, the Plan Administrator may, at its discretion, make direct payment to the lawfully appointed representative of the Eligible Employee’s estate.
10.10 General Restrictions Against Alienation
The interest of any Eligible Employee under this Plan shall not in any event be subject to sale, assignment, or transfer, and each Eligible Employee is hereby prohibited from anticipating, encumbering, assigning, or in any manner alienating his or her interest hereunder and is without power to do so; provided, however, this provision shall not restrict the power or authority of the Plan Administrator, in accordance with the applicable provisions of the Plan, to disburse funds to the legally appointed guardian, executor, administrator, or personal representative of any Eligible Employee or pursuant to a valid domestic relations order certified and issued by a court of competent jurisdiction. If any person attempts to take any action contrary to this Section 10.10, such action shall be void, and BMT may disregard such action and is not in any manner bound thereby, and it shall suffer no liability for any such disregard thereof. If the Plan Administrator is notified that any Eligible Employee has been adjudicated bankrupt or has purported to anticipate, sell, transfer, assign, or encumber any Plan distribution or payment, voluntarily or involuntarily, the Plan Administrator shall hold or apply such distribution or payment or any part thereof to, or for the benefit of, such Eligible Employee in such manner as the Plan Administrator finds appropriate.
10.11 Gender and Number
Except as otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.
10.12 Counterparts
This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
10.13 Withholding
BMT may withhold, or require the withholding, from any payment that is made under this Plan of any federal, state, or local taxes required by law to be withheld with respect to such payment. If BMT (or other person required by law to withhold a portion of a payment) is unable to withhold the full amount required to be withheld, the Eligible Employee shall make a cash payment to BMT of the difference between the amount required to be withheld and the amount that BMT was able to withhold. If the Eligible Employee does not make a cash payment to BMT of the amount set forth above, then BMT may withhold from any other amounts payable to the Eligible Employee by BMT the additional amount that is required to be withheld with respect to any benefit under this Plan.